EXHIBIT 1

                          DESCRIPTION OF CAPITAL STOCK

General

The following summary describes the material provisions of our capital stock and is subject to, and qualified in its entirety by, our Certificate of Incorporation and By-laws that are included as exhibits to the Registration Statement of which this prospectus is a part and by the provisions of applicable law.

We have filed our Certificate of Incorporation to (1) authorize 12,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock; and (2) set forth the rights and privileges of the Class A Common Stock, Class B Common Stock and Preferred Stock as described below. Upon completion of the offering, 4,333,333 shares of Class A Common Stock, 3,775,667 shares of Class B Common Stock and no shares of Preferred Stock will be issued and outstanding. The discussion herein describes our capital stock, Certificate of Incorporation and By-laws in effect upon effectiveness of the Registration Statement of which this prospectus is a part.

Class A and Class B Common Stock

The holders of shares of Class A Common Stock and Class B Common Stock have identical rights and privileges on a per share basis, except as set forth below. The holders of shares of Common Stock have no preemptive rights to maintain their respective percentage ownership interest in or other subscription rights for our other securities. Shares of Common Stock are not redeemable or subject to further calls or assessments. The shares of Common Stock to be outstanding after the offering, including the shares of Class A Common Stock to be issued hereby, when paid for and issued, will be fully paid and non-assessable. Holders of shares of Common Stock are entitled to share pro rata in dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor; provided, however, that any dividend upon the Common Stock that is payable in Common Stock shall be paid only in Class A Common Stock to the holders of Class A Common Stock, but is payable in Class A or Class B Common Stock to the holders of Class B Common Stock. Upon our liquidation, dissolution and winding up, holders of shares of Common Stock are entitled to share ratably in the net assets available for distribution to such holders. The consent of the holder or holders of a majority of the Class B Common Stock is required to authorize the issuance of additional Class B Common Stock.

Limited Voting Rights. The holders of Class A Common Stock have the right as a class to elect that minimum number of directors constituting 25% of the members of the Board, which presently represents two of the six directors. The minimum number of directors shall be rounded to the next highest whole number if such percentage is not equal to a whole number of directors. Directors elected by the holders of Class A Common Stock will first be elected at the annual meeting of stockholders to be held in 1999.

Other than the right to elect directors and as otherwise required by Delaware law, the holders of Class A Common Stock will have very limited voting rights until all of the shares of Class B Common Stock are converted into shares of Class A Common Stock or otherwise cease to be issued and outstanding. At such time, the holders of Class A Common Stock will be entitled to vote on all matters submitted to a vote of the stockholders and will be entitled to one vote per share held. Generally, the vote of the majority of the shares represented at a meeting of the stockholders and entitled to vote is sufficient for actions that require a vote of the stockholders. Our Certificate of Incorporation does not provide for cumulative voting. Because sole voting power has been granted to the holders of Class B Common Stock, except as stated above and as otherwise required by Delaware law, substantially all corporate


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actions can be taken without any vote by the holders of the Class A Common Stock including, without limitation:

      o amending our Certificate of Incorporation or By-laws, including authorizing the issuance of additional shares of Class A Common Stock;

      o authorizing stock options, restricted stock and other compensation plans for employees, executives and directors;

      o     authorizing a merger or disposition or change in control;

      o approving indemnification of our directors, officers and eligible employees; and

      o approving conflict of interest transactions involving our affiliates which are approved by our disinterested directors.

The holders of the outstanding shares of Class A Common Stock will be entitled, however, to vote as a class upon any proposed amendment to our Certificate of Incorporation which would increase or decrease the par value of the shares of Class A Common Stock, or alter or change the powers, preferences or special rights of the shares of the Class A Common Stock so as to affect them adversely. See "Risk Factors--The Interests of our Controlling Stockholder may Conflict with the Interests of the Holders of our Class A Common Stock."

All of the shares of the Class B Common Stock are owned by MS Pietrafesa, L.P. and can be voted by the General Partner, which is wholly-owned by Mr. Cohen. See "Principal Stockholders" and "Underwriting."

Conversion Rights. At the option of any holder of shares of Class B Common Stock, such holder may, at any time and from time to time, convert all or part of such holder's shares of Class B Common Stock into an equal number of shares of Class A Common Stock. The shares of Class B Common Stock are also subject to mandatory conversion into an equal number of shares of Class A Common Stock, in whole or in part, at any time and from time to time, at the option of the holder or holders of a majority of the outstanding shares of Class B Common Stock. If, and only if, all the outstanding shares of Class B Common Stock converted into Class A Common Stock or are otherwise no longer outstanding, the holders of the Class A Common Stock will have general voting power in the election of all members of the Board and in all other matters upon which our stockholders are entitled to vote. Holders of shares of Class A Common Stock have no right to convert Class A Common Stock into any of our other securities.


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